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Exhibit (a)(1)(G)

Communication #2 (Reminder memo re: election expiration date)

To:	[left blank]
Cc:	[left blank]
Bcc:	[all recipients are bcc'd]
Subject:	Stock Option Exchange Program—Election Deadline is June 27

June 16, 2003
To:	Eligible ADC Optionholders
From:	Rick Roscitt, Chairman and CEO

        As a reminder, the Election Deadline for the ADC Stock Option Exchange Program is quickly approaching. If you would like to participate in this voluntary program, you have until 11:59 p.m. U.S. Central Time on Friday, June 27, to make your election.

        All program information, including selected translated versions of the Offer to Exchange document, are available on Broadway under the Stock Option Exchange Program Online Library (Broadway/You@ADC/Managing My Money).

        You may contact the You@ADC team by phone at 1-952-917-1000 or by email at You_ADC@adc.com if you have any additional questions about the ADC Stock Option Exchange Program.

Best regards,
Rick Roscitt

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  Exhibit (a)(1)(G)